Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent consultants, Netherland, Sewell & Associates, Inc. hereby consents to the incorporation by reference in the Registration Statement on Form S-3 of W&T Offshore, Inc. to be filed on or about April 3, 2006, of information from our reserve reports for the years 2005, 2004, and 2003 included in the W&T Offshore, Inc. Annual Report on Form 10-K made on March 31, 2006. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

NETHERLAND SEWELL & ASSOCIATES, INC.

	By:	/s/ Frederic D. Sewell
Dallas, Texas April 3, 2006		Frederic D. Sewell Chairman and Chief Executive Officer